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                                                                       EXHIBIT 8

                       [Letterhead of Ernst & Young LLP]


August 13, 1998



The Board of Directors and Shareholders             The Board of Directors
Variation Systems Analysis, Inc.                    Engineering Animation, Inc.
300 Maple Park Boulevard                            2321 North Loop Drive
St. Clair Shores, MI 48081-3771                     Ames, IA 50010

Re:      Acquisition of Variation Systems Analysis, Inc. by Engineering
         Animation, Inc.

Dear Ladies and Gentlemen:

This letter is in reply to your request for our opinion concerning certain Federal income tax consequences of the proposed merger (the "Merger") of EAI Victory, Inc. ("Sub"), a wholly owned subsidiary of Engineering Animation, Inc. ("EAI") with and into Variation Systems Analysis, Inc. ("VSA"), whereby VSA will survive and become a wholly owned subsidiary of EAI and the current shareholders of VSA will become shareholders of EAI, pursuant to the Amended and Restated Agreement and Plan of Merger dated August 5, 1998 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

In rendering this opinion, we have relied upon the facts as represented to us in originals or copies of pertinent documents (sometimes hereinafter referred to collectively as "Documents"), including:

         1. The Statement of Facts and Representations received from Mark E. Craig.

         2. The Statements of Facts and Representations received from the managements of VSA and EAI.

         3. The Amended and Restated Agreement and Plan of Merger, dated August 5, 1998, by and among VSA and EAI.

         4. The August 7, 1998 draft Registration Statement, Form S-4, to be filed with the Securities and Exchange Commission and containing the draft Proxy Statement/Prospectus of EAI and VSA.

You have represented to us that the statement of facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the Merger. We have not been engaged to make and have not made any independent determination regarding the facts and circumstances and, therefore, have relied upon the facts and representations in the Documents with regards thereto for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

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This opinion is being rendered solely to EAI, VSA and VSA's shareholders and is solely for their benefit. This opinion may not be relied upon by any other person or persons, or be used for any other purposes, including, but not necessarily limited to, filings with Governmental agencies without our prior written consent. However, we understand that this opinion may be included as an exhibit to the Registration Statement, Form S-4, to be filed with the Securities and Exchange Commission related to the Merger. We consent to such inclusion and summarization in the Registration Statement of our opinion therein.


                               STATEMENT OF FACTS

EAI, VSA and Mark E. Craig have represented the following to us:

VSA is a corporation organized and existing under the laws of the State of Michigan. VSA is a leading company dedicated to dimensional management consulting, software development, training, and support. As of July 29, 1998 the authorized capital stock of VSA consisted of 100,000 shares of common stock, $1.00 par value per share, of which 69,970 shares were issued and outstanding. Prior to the Merger, VSA will issue 3,498 shares ("Bonus Shares") of its stock as compensation to certain employees. Therefore, as of the Effective Time, 73,468 shares of VSA stock will be issued and outstanding. Other than the Bonus Shares and the ESOP (as defined in Section 3.12 of the Agreement), VSA did not have and was not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock. The stock of VSA is not publicly traded. As represented by the management of VSA, no other material changes in such capitalization have occurred between July 29, 1998 and the date of this opinion.

EAI is a corporation organized and existing under the laws of the State of Delaware. EAI develops, produces and sells product visualization software and interactive multimedia products that address the needs of its customers in domestic and international commercial markets. The presently authorized capital stock of EAI is 60,000,000 shares of common stock, $0.01 par value per share, of which, 10,409,395 shares were issued and outstanding as of July 30, 1998, and 20,000,000 shares of preferred stock, $0.01 par value per share, none of which was issued or outstanding. No shares of EAI stock are held in treasury and no shares of EAI stock are reserved for issuance. The holders of EAI Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders. As of July 30, 1998, there were 642 holders of record of EAI Common Stock. EAI is publicly traded and listed on the National Association of Securities Dealers Automated Quotations (the "NASDAQ") Stock Exchange. As represented by the management of EAI, no material changes in such capitalization have occurred between July 30, 1998 and the date of this opinion.

EAI Victory, Inc. ("Sub") is a Michigan corporation which was organized solely for the purpose of merging with and into VSA in accordance with the Agreement. Sub is a wholly owned, first tier subsidiary of EAI. Sub has engaged in no business activities other than the matters incident to its organization and matters incident to the Agreement. On the effective date of the merger ("Effective Time"), all of the outstanding capital stock of Sub will be owned, directly by EAI. At the Effective Time, Sub's assets will consist solely of cash exchanged for such stock. Upon completion of the Merger, the separate existence of Sub will cease.

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                                BUSINESS PURPOSE

As represented in the August 7, 1998 draft Registration Statement, Form S-4, EAI is attempting to consummate the Merger to further implement its growth strategy to provide customers with comprehensive integrated enterprise solutions through a unique synergy in technology, products, and markets. EAI and VSA expect to offer software products that provide VSA's 3D tolerance analysis and comprehensive assembly circulation technology imbedded in EAI's viewing solution which should enable customers to dynamically reflect manufacturing variation in the final product assembly, resulting in higher quality and lower costs. In addition, various other substantial reasons are enumerated in the Proxy Statement/Prospectus under the caption "The Merger--Reasons for the Merger."


                              PROPOSED TRANSACTIONS

You have represented that in accordance with the above stated and referenced business purposes the following transactions have been proposed:

1. After all necessary regulatory and shareholder approvals have been granted, Sub will merge with and into VSA in accordance with the Michigan Business Corporation Act (the "MBCA"), with VSA continuing as the surviving corporation.

2. As a result of the above transaction, the separate existence of Sub shall cease. The corporate existence of VSA, with all its purposes, powers, and objects, shall continue unaffected and unimpaired by the Merger and, as the surviving corporation, it shall be governed by the laws of the State of Michigan and succeed to all rights, assets, liabilities and obligations of Sub in accordance with MBCA.

3. At the Effective Time, each issued and outstanding share of Sub Common Stock shall be converted into one share of common stock, $1.00 par value per share, of VSA. Following consummation of the Merger, VSA will be a wholly-owned subsidiary of EAI.

4. Each share of common stock of VSA issued and outstanding immediately prior to the Effective Time (other than shares held by VSA shareholders who exercise their statutory dissenters' rights ("Dissenting Shareholders")) will be converted automatically in the right to receive shares of fully paid and nonassessable shares of EAI Common Stock. The VSA Common Stock held by former VSA shareholders will be automatically canceled and retired and shall cease to exist.

5. No fractional shares of EAI stock will be issued as part of the reorganization transaction, but in lieu thereof, each holder of VSA stock who would otherwise be entitled to receive a fraction of a share of EAI Common Stock will be paid an amount in cash determined by multiplying (i) the EAI stock value by (ii) the fraction of a share (rounded to six decimal places when expressed as an Arabic number) of EAI common stock to which such holder would otherwise be entitled to receive pursuant to Section 2.4 of the Agreement.

                                 REPRESENTATIONS

The following summarizes the representations which have been provided to Ernst & Young LLP by the respective managements of EAI and VSA and by Mark E. Craig, who represents that he now and will continue through the Effective Time to own five percent or more of the VSA Common Stock.

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The following representations have been made by the respective managements of
EAI and VSA:

   1. The Merger of Sub with and into VSA will qualify as a statutory merger under the applicable laws of the State of Michigan and the regulations thereunder.

   2. The fair market value of the EAI stock and other consideration received by each VSA Shareholder will be approximately equal to the fair market value of the VSA common stock surrendered in the exchange.

   3. All of the stock of VSA outstanding immediately prior to the Merger will be exchanged solely for stock (except for cash issued in exchange for fractional shares and dissenters, if any) of EAI. Legal counsel for EAI has advised us that notwithstanding the Agreement, VSA shareholders have no dissenters' rights under Michigan law. EAI intends that no consideration be paid or received (directly or indirectly, actually or constructively) for VSA stock other than EAI common stock. Neither EAI nor a related person (as defined in Section 1.368-1(e)(3) of the Federal Income Tax Treasury Regulations (the "Regulations")) has any plan or intention, in connection with the plan of reorganization, to (i) acquire a proprietary interest in VSA for consideration other than stock of EAI, or (ii) redeem stock of EAI issued in exchange for a proprietary interest in VSA.

   4. Neither VSA nor a related person (as defined in Section 1.368-1(e)(3) of the Regulations determined without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations) has any plan or intention, prior to and in connection with the plan of reorganization, to (i) redeem the stock of VSA, (ii) acquire stock of VSA with consideration other than stock of VSA or EAI, or (iii) make an extraordinary distribution with respect to the stock of VSA.

   5. Following the transaction, VSA will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by VSA or Sub to dissenters, amounts paid by VSA or Sub to shareholders who receive cash or other property, amounts used by VSA or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by VSA will be included as assets of VSA or Sub, respectively, immediately prior to the transaction.

   6. Prior to the transaction, EAI will be in control of Sub within the meaning of Section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code") wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

   7. Sub was formed solely for the purpose of effecting this transaction and has not conducted any business since incorporation other than matters incident to its organization and matters incident to the Plan of Merger. Sub will have no liabilities assumed by VSA, and will not transfer to VSA any assets subject to liabilities, in the transaction.

   8. VSA has no plan or intention to issue additional shares of its stock and EAI has no plan or intention to cause VSA to issue additional shares of its stock that would result in EAI losing control of VSA within the meaning of Section 368(c) of the Code.


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   9.  EAI has no plan or intention to reacquire any of its stock issued in the
       Merger, other than to acquire a nominal amount of shares of common stock that may be acquired in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions). No attempt will be made in any such acquisitions of EAI stock to identify or target former VSA shareholders with a purpose to acquire shares held by them.

   10. EAI has no plan or intention to liquidate VSA; to merge VSA with or into another corporation; to sell or otherwise dispose of the stock of VSA except for transfers of VSA stock to corporations controlled by EAI; or to cause VSA to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by VSA.

   11. Following the transaction, VSA will continue its historic business or use a significant portion of its historic business assets in a business.

   12. As provided in Article X, Section 10.1 of the Agreement, all costs and expenses incurred by VSA and Mark E. Craig in connection with the Agreement and the Merger shall be paid by VSA. Expenses incurred by Mark
       E. Craig which are paid by VSA will not exceed 10% of the total Merger consideration as provided in Article II, Section 2.2 of the Agreement.

   13. There is no intercorporate indebtedness existing between EAI and VSA or between Sub and VSA that was issued, acquired, or will be settled at a discount.

   14. In the Merger, shares of VSA stock representing control of Target, as defined in Section 368(c)(1) of the Code, will be exchanged solely for voting stock of EAI. For purposes of this representation, shares of Target stock exchanged for cash or other property originating with EAI will be treated as outstanding VSA stock on the date of the Merger.

   15. The payment of cash in lieu of fractional shares of EAI common stock is solely for the purpose of avoiding the expense and inconvenience to EAI of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the VSA shareholders instead of issuing fractional shares of EAI common stock will not exceed one percent of the total consideration that will be issued in the transaction to the VSA shareholders in exchange for their shares of VSA commons stock. The fractional share interests of each VSA shareholder will be aggregated, and no VSA shareholder will receive cash in an amount equal to or greater than the value of one full share of EAI common stock.

   16. On the effective date of the transaction, VSA will not have outstanding any warrants, options, convertible securities or any other type of right (other than certain stock options covered by the VSA stock Option Plans which will be assumed by EAI) pursuant to which any person could acquire stock in VSA that, if exercised or converted, would affect EAI's acquisition or retention of control of VSA within the meaning of Section 368(c) of the Code.

   17. EAI does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the stock of VSA.


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   18. The shareholders of VSA (immediately before the proposed transaction)
       receiving shares of EAI common stock will not own (immediately before the proposed transaction) more than fifty percent of the total fair market value of EAI common stock outstanding.

   19. No two parties to the transaction are investment companies as defined in
       Section 368(a)(2)(F)(iii) and (iv) of the Code.

   20. VSA is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

   21. None of the compensation received by any shareholder-employee of VSA will be separate consideration for, or allocable to, any of their shares of VSA stock; none of the shares of EAI stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and any compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

   22. On the date of the transaction, the fair market value of the assets of VSA will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

The following representations have been made by Mark E. Craig, who represents that he now owns and will continue through the Effective Time to own five percent or more of the VSA Common Stock:

   1. Craig has no plan or intention prior to, or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of VSA to VSA or a related person (as defined in Section 1.368-1(e)(3) of the Regulations determined without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations). Additionally, Craig has no plan or intention subsequent to, or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of EAI received in the plan of reorganization to EAI or a related person (as defined in Section 1.368-1(e)(3) of the Regulations determined without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations). Immediately after the effective time, Craig may sell or otherwise dispose of stock of EAI received in the Merger to third parties which are not related to EAI or persons related to EAI (as defined in Section 1.368-1(e)(3) of the Regulations determined without regard to Section 1-368-1(e)(3)(i)(A) of the Regulations.

   2. None of the compensation received by any shareholder employees of VSA will be separate consideration for, or allocable to, any of their shares of VSA stock; none of the shares of EAI stock received by any shareholder-employees in connection with the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


                              TECHNICAL DISCUSSION

Statutory Requirements

Section 368(a)(1)(A) of the Code provides that the term "reorganization" includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with applicable corporation laws. A statutory merger occurs wherein one corporation (the surviving corporation) absorbs another corporation whose corporate existence ceases. It has been represented by the managements of EAI and VSA that the merger of Sub with and into VSA, wherein VSA Common Stock is to be


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exchanged for EAI Common Stock, is to occur as a statutory merger under the applicable laws of the state of Michigan and the regulations thereunder.

Section 368(a)(2)(E) of the Code provides that a transaction which otherwise qualifies under Section 368(a)(1)(A) will not be disqualified by reason of the fact that stock of a corporation (the "controlling corporation") which before the merger was in control of the merged corporation, is used in the transaction if:

     (i) After the transaction, the corporation surviving the merger holds substantially all of its properties and substantially all of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and

     (ii) In the transaction, former shareholders of the surviving corporation exchange, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

For purposes of Section 368(a)(2)(E) of the Code, the term "control" is defined in Section 368(c) of the Code as ownership of stock representing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of each class of nonvoting stock. Prior to the Merger of Sub with and into VSA, it has been represented that the management of EAI that EAI will own all of the issued and outstanding stock of Sub. Subsequent to the Merger, EAI will be in control of VSA and, therefore, will be the "controlling corporation" within the meaning of Section 368(a)(2)(E).

Section 1.368-2(j)(3)(iii) of the Regulations provides that for purposes of
Section 368(a)(2)(E)(i) of the Code, the term "substantially all" has the meaning as under Section 368(a)(1)(C) of the Code. Revenue Procedure 77-37, 1977-2 C.B. 568 (Section 3.01), provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(E)(i) of the Code is satisfied if there is a retention of assets representing as least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the surviving corporation immediately prior to the transfer. (This threshold amount of assets of the merged corporation must also be transferred to and retained by the surviving corporation.) Any payments to dissenters and any redemptions and distribution (except for regular dividend distributions) made by the corporation immediately preceding the transfer and which are a part of the Plan of Merger will be considered as assets held by the corporation immediately prior to the transfer. Additionally, the payment of expenses, if any, by VSA or Sub incurred in connection with the Merger is taken into consideration in applying the "substantially all" test. As represented by management in the representation letters, after the transaction VSA will hold assets representing as least 90 percent of the fair market value of the net assets and 70 percent of the gross assets of VSA and Sub, and consequently, the "substantially all" requirement will be met.

Other Requirements

Sections 1.368-1(b) and 1.368-2(g) of the Regulations provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

     (i)    "continuity of interest" must be present,

     (ii)   "continuity of business enterprise" must exist, and


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     (iii)  the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.

Continuity of Interest. In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity interest in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462 (1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir. 1932), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935).

        The Internal Revenue Service (the "Service") has issued final and temporary regulations (T.D. 8760 and T.D. 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest is not preserved to the extent that the acquiring corporation acquires target stock for consideration other than acquiring Company stock, or if, in connection with the plan of reorganization, the acquiring stock is redeemed (or purchased by a related party). Section 1.368-1(e)(1) of the Regulations. In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target (or a related party) acquires the stock with consideration other than stock of the target, or makes an extraordinary distribution with respect to the stock. Section 1.368-1T(e)(1) of the Regulations. Generally, a related party includes any member of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code) as the acquiring corporation, or any other corporation where the purchase of the acquiring stock by such corporation would result in the purchase being a redemption under Section 304(a)(2) of the Code. Section 1.368-1(e)(3) of the Regulations. Sales by the target shareholders of stock of the acquirer received in the transaction to unrelated third parties occurring before or after a reorganization are disregarded.

Based upon the facts presented in the August 7, 1998 draft Registration Statement, the Agreement, and the Statements of Facts and Representations provided by the managements of EAI and VSA and by certain VSA shareholders, the Merger will satisfy the continuity of interest requirement. The managements of EAI and VSA have represented that all of the stock of VSA outstanding immediately prior to the merger will be exchanged solely for stock of EAI, except for cash paid for fractional shares. EAI has represented further that neither EAI nor a related person (as defined in Section 1.368-1(e)(3) of the Regulations) has any plan or intention, in connection with the plan of reorganization, to (i) acquire a proprietary interest in VSA for consideration other than stock of EAI, or (ii) redeem any of the stock issued in the transaction. In addition, the management of VSA nor a related person (as defined in Section 1.368-1(e)(3) of the Regulations determined without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations) has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to the stock of either entity.

Continuity of Business Enterprise. Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d)(2) of the Regulations) is requisite to a tax-free reorganization.
Section 1.368-1(d)(2) of the Regulations provides that continuity of business enterprise requires that the acquiring business (EAI) either continue the acquired corporation's historic business or use a significant portion of its assets in a business. The managements of EAI and VSA have represented that VSA will continue to be engaged in its historic business or use a significant portion of its historic business assets and the business assets of Sub in a business after the Merger.

Business Purpose. Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the "Business Purpose" section above, the managements of EAI and VSA have represented that there are substantial business reasons for the Merger which satisfies the business purpose requirement as set forth in the regulations. Based upon these representations, the Merger satisfies the business purpose requirement as set forth in the Regulations.

Additional Statutory and Regulatory Provisions

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Section 361(a) of the Code provides that a corporation that is a party to a reorganization does not recognize gain or loss when, as part of the reorganization, it exchanges property solely for stock and securities of another corporation that is also a party to a reorganization.

Section 1032(a) of the Code generally provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Revenue Ruling 57-278, 1957-1 C.B. 124, provides that a subsidiary will not recognize gain upon the exchange of its parent's stock for property in connection with a tax-free reorganization. See also Section 1.1032-2 of the Regulations.

Section 354(a)(1) of the Code provides that shareholders and security holders do not recognize gain or loss when they exchange stock or securities of a corporation that is a party to a reorganization solely for stock and securities of that corporation, or of another corporation that is a party to the reorganization.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with a reorganization, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of any gain recognized to the transferor on such transfer.

Section 358(a)(1) of the Code generally provides that in the case of an exchange to which Section 351 or Section 354 applies, the basis of the property permitted to be received without the recognition of gain or loss shall be the same as that of the property exchanged.

Section 1223(1) of the Code states that in determining the period for which a taxpayer has held property received in an exchange, the period for which the taxpayer held the property exchanged shall be included if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as the property exchanged, and the property exchanged constitutes a capital asset at the time of the exchange.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

Section 1.1502-76(d)(3) of the Regulations provides that if the shareholders of an acquired common parent end up owning as a result of an acquisition more than 50 percent in value of the acquiring corporation's stock, then a reverse acquisition is deemed to occur. If a reverse acquisition occurs, the consolidated group of the acquiring common parent terminates rather than the consolidated group of the acquired common parent. The shareholders of VSA will not own more than 50 percent of the value of EAI after the Merger. Consequently, a reverse acquisition will not occur.


              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the facts and representations set forth in the Documents, the applicable provisions of the Code, the Regulations, and rulings thereunder, it is our opinion that the following federal income tax consequences will result from the Merger:

     (1) Provided that the Merger of Sub into VSA qualifies as a statutory merger under the applicable state law, and that VSA will hold substantially all of its assets and substantially all of the assets of Sub, and in the transaction the VSA shareholders will exchange an amount of stock constituting control of VSA (within the meaning of Section 368(c) of the Code) solely for EAI voting common stock, the Merger will constitute a "reorganization" within the meaning of
           Section 368(a)(1)(A) of the Code. The reorganization will not be disqualified solely by reason of the fact that the voting stock of EAI is used in the transaction (Section 368(a)(2)(E) of the Code). For purposes of this holding, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of each VSA and Sub immediately prior to the Merger. VSA, Sub, and EAI will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized to VSA upon the receipt of the assets of Sub in exchange for shares of VSA Common Stock (Section 1032(a) of the Code).

     (3) No gain or loss will be recognized to Sub on the transfer of its assets to VSA (Section 361(a) of the Code).

     (4) No gain or loss will be recognized to EAI upon the receipt of VSA common stock in exchange for stock of Sub (Section 354(a)(1) of the Code).

     (5) No gain or loss will be recognized to the shareholders of VSA upon the exchange of VSA common stock solely for EAI common stock (Section 354(a)(1) of the Code).

     (6) The payment of cash in lieu of fractional share interests of EAI Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by EAI. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

     (7) The tax basis of the shares of EAI Common Stock received by a stockholder of VSA will be the same as the tax basis of the shares of VSA Common Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received (Section 358(a)(1) of the Code).

     (8) The holding period of the EAI Common Stock received by the VSA shareholders will include the period during which the VSA Common Stock surrendered in exchange therefor was held, provided that the VSA Common Stock so surrendered is held as a capital asset, within the meaning of Section 1221 of the Code, at the Effective Time (Section 1223(l) of the Code).


                                SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (8) in the section entitled "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES", above. Specifically, our opinion has not been requested, and we have made no determination nor expressed any opinion on any other issues, including, but not limited to, valuation issues, any state and local, foreign, consolidated return, employee benefit, and Section 382 issues, or alternative minimum tax consequences to the parties to this transaction. Additionally, our opinion has not been requested and none is expressed with respect to the exercise of options or similar rights to purchase stock, or the exchange, assumption or substitution of options or similar rights to purchase the VSA Common Stock for rights to purchase EAI Common Stock. Further, no opinion is expressed as to the qualification of the Merger as a statutory merger under state law.

Our opinion, as stated above, is based upon our analysis of the Internal Revenue Code of 1986, as amended, the Treasury Regulations, current case law, and published Internal Revenue Service authorities in effect as of the date of this letter. The foregoing are subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our opinion. In addition, our opinion is based on the facts and representations contained in the Documents. Any change in the Documents may affect our opinion, perhaps in an adverse manner. We have undertaken no obligation to, and will not, update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our views as to the interpretation of existing law and is not binding on the Internal Revenue Service or the courts.

                                              Very truly yours,

                                              /s/  ERNST & YOUNG LLP